UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2007

TURBOCHEF TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-23478	48-1100390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 1900
Atlanta, Georgia 30328
(Address of Principal
Executive Offices)

(678) 987-1700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

As was previously disclosed, TurboChef Technologies, Inc. (the “Company”) received determination letters (the “Letters”) from the staff of The Nasdaq Stock Market relating to the Company’s failure to timely file its Annual Report on Form 10-K for 2006 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007. The Letters indicated that, due to such delinquencies, the Company’s common stock is subject to potential delisting from The Nasdaq Stock Market. On June 29, 2007 the Company reported that it had been granted its request for continued listing, subject to certain conditions, including that the Company file its 2006 Form 10-K and first quarter report on or before August 31, 2007. On August 30, 2007 the Company reported that, for reasons described in its announcement, it would be unable to complete the filings by August 31 and that it was requesting the Panel to grant an extension to its filing deadline.

On September 11, 2007, the Company received notice that the Panel has granted the Company’s request, subject to the condition that on or before September 24, 2007, the Company must file its Form 10-K for the fiscal year ended December 31, 2006, and its Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007 and all required restatements.

The Company must also be able to demonstrate compliance with all other requirements for continued listing on The Nasdaq Stock Market. At this time, the Company believes it is in compliance with all such criteria. Finally, for the duration of the period the Panel is permitting the Company to remain listed under an exception to listing requirements, the Company must provide prompt notification to the Nasdaq Listing Qualifications Hearings Department of any significant events which occur.

The Company issued a press release on September 12, 2007 disclosing receipt of the Panel’s decision. That press release is filed as Exhibit 99.1 hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release of TurboChef Technologies, Inc. dated September 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURBOCHEF TECHNOLOGIES, INC.
(Registrant)

By:	/s/ Dennis J. Stockwell
Dennis J. Stockwell
Vice President and General Counsel

Date: September 12, 2007